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                                                                    EXHIBIT (j)

         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 22, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of Brandes International Equity Fund, Turner Core Growth Fund, Frontier Capital Appreciation Fund and Business Opportunity Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm," "Financial Highlights" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 26, 2006